Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our audit report dated May 21, 2013 (except for Notes 1 and 6, as to which the date is July 15, 2013) in this Registration Statement on Form S-1, with respect to the consolidated balance sheet of Lakeland Industries, Inc. and Subsidiaries as of
January 31, 2013 and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the years ended January 31, 2013 and 2012.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Warren Averett, LLC

Warren Averett, LLC

Birmingham, Alabama

August 6, 2013